EXHIBIT 10.2

December 31, 2008

Mr. Morten Arntzen

1018 Weed Street

New Canaan, Connecticut 06840

Dear Mr. Arntzen:

Reference is hereby made to the Restricted Stock Unit Award Agreement between you and Overseas Shipholding Group, Inc. (the “Company”) with a Grant Date of February 15, 2007 (the “RSU Agreement”). Unless otherwise indicated, any capitalized term used but not defined herein will have the meaning ascribed to such term in the RSU Agreement. Pursuant to Section 10 of the RSU Agreement, the parties hereby agree to amend the RSU Agreement as set forth herein to comply with Section 409A of the Internal Revenue Code of 1986, and the regulations and guidance promulgated thereunder.

Effective as of February 15, 2007, the RSU Agreement is amended as follows:

1.	Section 3(a) of the RSU Agreement is amended in its entirety to read as follows:

“(a) if the Committee determines, based on the Company’s CAGR (as defined in Exhibit I) at the time of your termination of employment that it is likely that one of the Performance Goals would be achieved (or already has been achieved), a pro rata portion of the applicable percentage of the RSUs under this Award (based on projected or actual achievement of either of the Performance Goals and based on your period of service from the grant date through the date of termination of employment) shall be deemed earned and vested as of your termination date and shall be paid as soon as practicable following such termination, but in no event later than sixty (60) days following the date of termination; or”

2	Section 4(a) of the RSU Agreement is amended in its entirety to read as follows:

“(a) if the Committee determines, based on the Company's CAGR, that on the effective date of the Change in Control it is likely that one of the Performance Goals will be achieved, the applicable percentage of the RSUs under this Award (based on projected achievement of either of the Performance Goals) shall be deemed earned and vested immediately prior to the Change in Control and shall be paid as soon as practicable upon or following the Change in Control; but in no event later than sixty (60) days following the effective date of the Change in Control; or”

3.	Section 5 of the RSU Agreement is amended in its entirety to read as follows:

“5. Payment. Upon vesting for any reason, each one of your earned RSUs will be converted to one Share. Subject to the provisions of the Plan and this Award, any payment with respect to the Award shall be paid in Shares. Except as provided in Section 3(a) and 4(a) above, payment with respect to the Award shall be made in the year of vesting, but in no event prior to date on which the Committee certifies the level of achievement of the Performance Goal.”

All other terms and conditions contained in the RSU Agreement shall remain in full force and effect.

Very truly yours,

OVERSEAS SHIPHOLDING GROUP, INC.

By:	/s/James I. Edelson
Name:	James I. Edelson
Title:	General Counsel and Secretary

Acknowledged and Agreed:

/s/Morten Arntzen

Morten Arntzen